ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement is made as of February 14, 2019, by and between Macquarie Capital Investment Management LLC (“MCIM” or the “Sub-SubAdviser”) and Delaware Investments Fund Advisers (“DIFA”), a series of Macquarie Investment Management Business Trust, a Delaware statutory trust (“MIMBT”). MCIM and MIMBT are each an indirect, wholly-owned subsidiary of Macquarie Group Limited.

WHEREAS, MCIM and MIMBT are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and are engaged in the business of rendering management, investment advisory and subadvisory, counseling and supervisory services to investment companies and other investment advisory clients;

WHEREAS, MCIM serves as a sub-subadviser to the Oppenheimer Macquarie Global Infrastructure Fund (the “Fund”), pursuant to a Sub-Subadvisory Agreement dated as of March 30, 2016 between MCIM and OppenheimerFunds, Inc. (the “Adviser”) (the “Sub-Subadvisory Agreement”);

WHEREAS, effective February 14, 2019 (the “Effective Date”), a portion of MCIM’s investment advisory business, which would include all of the investment subadvisory services that MCIM currently provides to the Fund pursuant to the Sub-Subadvisory Agreement and related portfolio management, has been transferred to DIFA (the “Restructuring”).

WHEREAS, the Restructuring does not result in a change of control or management, and thus does not constitute an “assignment” of the Sub-Subadvisory Agreement under the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees of the Fund, including a majority of the Independent Trustees of the Fund present in person, approved a form of this Assignment and Assumption Agreement at a meeting held on November 28, 2018.

NOW, THEREFORE, the parties hereto agree as follows as of the Effective Date:

1.                  The Sub-Subadvisory Agreement previously in effect between MCIM and the Adviser is hereby assumed in its entirety by DIFA, except that all references to MCIM or the Sub-SubAdviser shall be replaced with references to DIFA other than the references in Sections 6(a) and 6(b) of the Sub-Subadvisory Agreement. For the avoidance of doubt, any reference to the Sub-SubAdviser being a Delaware limited liability company, including in the initial paragraph of the Sub-SubAdisory Agreement, shall be revised to state that the Sub-SubAdviser is a series of a Delaware statutory trust.

2.                  Section 6(a) of the Sub-Subadvisory Agreement shall be replaced as follows: “The Sub-Subadviser is a series of Macquarie Investment Management Business Trust (“MIMBT”) and MIMBT is registered under the Advisers Act and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities pursuant to this

Agreement require it to be so registered or licensed and will continue to be so registered for so long as this Agreement remains in effect. In addition, MIMBT’s investment adviser registration records that DIFA is an “Other Business Name” through which it conducts investment advisory activities and thereby DIFA acts as an investment adviser registered for purposes of the Investment Advisers Act of 1940;”

3.                  Section 6(b) of the Sub-Subadvisory Agreement shall be replaced as follows: “The Sub-SubAdviser is a series of a statutory trust duly organized and properly registered and operating under the laws of the State of Delaware and the Sub-Subadviser has the power to own and possess its assets, perform its obligations under this Agreement, and to carry on its business as it is now being, and to be, conducted;”

4.                  DIFA agrees to perform and be bound by all of the terms of the Sub-Subadvisory Agreement and the obligations and duties of MCIM thereunder.

5.                  The Sub-Subadvisory Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

6.                  The address for notice to the Sub-Subadviser in Section 16 of the Sub-Subadvisory Agreement should be replaced as follows:

Delaware Investments Fund Advisers, a series of

Macquarie Investment Management Business Trust

2005 Market Street

Philadelphia, PA 19103

Attention: General Counsel

Facsimile: (215) 255-1640

Email: david.connor@macquarie.com

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date set forth above.

Macquarie Capital Investment Management LLC By: /s/ Brad Frishberg Name: Brad Frishberg Title: President/Chief Investment Officer, Global Listed Infrastructure	Delaware Investments Fund Advisers, a series of Macquarie Investment Management Business Trust By: /s/ Richard Salus Name: Richard Salus Title: Senior Vice President

AND;

By: /s/ Daniel V. Geatens

Name: Daniel V. Geatens

Title: Vice President

ACKNOWLEDGED:

OPPENHEIMER MACQUARIE GLOBAL INFRASTRUCTURE FUND

By: /s/ Cynthia Lo Bessette

Name: Cynthia Lo Bessette

Title: Secretary and Chief Legal Officer